UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 20, 2017

ALPINE IMMUNE SCIENCES, INC.

(Exact name of registrant as specified in its Charter)

Delaware	001-37449	20-8969493
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 Elliot Avenue West, Suite 230

Seattle, WA 98119

(Address of principal executive offices)

Registrant’s telephone number including area code: (206) 788-4545

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01	Entry into a Material Definitive Agreement.

On October 20, 2017, AIS Operating Co., Inc. (the “Subsidiary”), a wholly-owned subsidiary of Alpine Immune Sciences, Inc. (the “Company” and together with the Subsidiary, “Alpine”) entered into an amendment (the “Amendment”) of its license and research agreement (the “Agreement”) with Kite Pharma, Inc. (“Kite”). Pursuant to the terms of the Amendment, the research term of the Agreement was extended, providing Alpine additional time to deliver the second of two program TIPs (as defined below) to Kite as set forth in the Agreement. Kite previously paid to Alpine a research support payment of $450,000 (“Initial Research Payment”) and, pursuant to the terms of the Amendment, Alpine is eligible to receive an additional $450,000 research support payment payable by Kite in two tranches (instead of a single tranche as previously contemplated by the Agreement). The Amendment also amended and restated the original research plan.

In October 2015, Alpine entered into the Agreement, an exclusive, worldwide license and research agreement to research, develop, and commercialize autologous engineered cellular therapies (“ECT”) incorporating two programs from Alpine’s Transmembrane Immunomodulatory Protein (“TIP”) technology. Pursuant to the terms of the Agreement, Alpine will conduct initial research to deliver two program TIPs with certain pre-defined characteristics. Kite will then conduct further research on the program TIPs with the goal of demonstrating proof-of-concept. If successful, Kite would further engineer the program TIPs into certain chimeric antigen receptor T cell and T cell receptor product candidates to potentially enhance anti-tumor response. Pursuant to the terms of the Agreement, Alpine is responsible for conducting a research plan to deliver TIPs to two specified immunoglobulin superfamily targets. Kite is responsible for integrating the TIPs into their ECT constructs. Kite is also responsible for performing in vitro and in vivo studies of resulting TIP/ECT therapeutics, manufacturing, and clinical trials.

Kite paid Alpine a $5.0 million upfront payment and the Initial Research Payment. Alpine is eligible to receive up to $530.0 million in total milestone payments based upon the successful completion of pre-specified research, clinical, and regulatory milestones relating to both program TIPs. At Kite’s option, a portion of the milestone payments may be paid in shares of Kite’s common stock. Alpine will also be eligible to receive a low single-digit percentage royalty for sales on a licensed product-by-licensed product and country-by-country basis, until the later of (1) the date on which the licensed product is no longer covered by certain intellectual property rights, and (2) the expiration of a defined term beginning on the first commercial sale of the licensed product. Alpine also granted to Kite an exclusive right of first negotiation to negotiate an exclusive, worldwide, sublicensable, royalty-bearing license, to practice and exploit any pharmaceutical or biologic product containing certain allogeneic T cells developed for use as a therapy for cancer (the “Allogeneic Products”). In addition, Kite has a one-time right of first refusal prior to Alpine accepting any offer to license such Allogeneic Products on terms substantially similar to terms offered by Kite.

Kite may terminate the Agreement with prior written notice after expiration of the research term. Either Kite or Alpine may also terminate the agreement upon certain insolvency events of the other party, or with written notice upon material breach by the other party, if such breach has not been cured within a defined period of receiving such notice. Alpine may terminate the Agreement with prior written notice if Kite or Kite’s affiliates or sublicensees challenge the validity, enforceability or scope of any Alpine licensed patents.

Alpine and Kite will each solely own any inventions, and patents claiming those inventions, generated and invented solely by Alpine or Kite, respectively, subject to the exclusive licenses granted by Alpine to Kite. Alpine and Kite will each jointly own any inventions, and patents claiming those inventions, generated or invented by both parties pursuant to the activities conducted under the license and research agreement, subject to the exclusive licenses granted by Alpine to Kite.

The foregoing summaries of the Agreement and the Amendment do not purport to be complete and are qualified in their entirety by reference to the Agreement and the Amendment, which are filed as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K. A press release issued by Alpine on October 23, 2017 regarding the execution of the Amendment is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.1+	License and Research Agreement by and between Alpine Immune Sciences, Inc. and Kite Pharma, Inc., effective as of October 26, 2015.

10.2+	License and Research Agreement Amendment No. 1 by and between AIS Operating Co., Inc. and Kite Pharma, Inc., effective as of October 20, 2017.

99.1	Press Release issued by Alpine Immune Sciences, Inc. dated October 23, 2017.

+	Portions of this exhibit have been omitted pursuant to a request for confidential treatment and the omitted portions have been filed separately with the Securities and Exchange Commission.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 24, 2017	ALPINE IMMUNE SCIENCES, INC.

	By:	/s/ Paul Rickey
	Name:	Paul Rickey
	Title:	Senior Vice President and Chief Financial Officer